Exhibit 3.14

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

SELKIRK, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of SELKIRK, INC. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation hereafter, shall be Krikles, Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said SELKIRK, INC. has caused this certificate to be signed by Alan Schutzman, its Vice President and Assistant Secretary, this 11th day of October, 2002.

SELKIRK, INC.

By:	/s/Alan Schutzman
Alan Schutzman Vice President and Assistant Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 10/11/2002 020632528 - 2301909

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 06/24/1992 732176021 - 2301909

CERTIFICATE OF INCORPORATION

OF

SELKIRK UK, U.S.A, NO. 1, INC.

1. The name of the corporation is SELKIRK UK, U.S.A. NO. 1, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of all classes of stock which the corporation shall have authority to issue is Eleven Thousand (11,000), of which One Thousand (1,000) shares shall be Preferred Stock having a par value of $100.00 per share (the “Preferred Stock”) and Ten Thousand (10,000) shares shall be Common Stock having a par value of $1.00 per share (the “Common Stock”).

A.	Preferred Stock. The express terms and provisions of the shares classified as Preferred Stock are as follows:

(1)	The holders of the Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

(2)	Except as otherwise required by law, the holders of Preferred Stock shall not be entitled to vote at meetings of the shareholders of the corporation.

(3)	In case of a dissolution or liquidation of the corporation, the holders of shares of Preferred Stock shall be entitled to receive payment of the par value thereof, and all accrued and unpaid dividends thereon, from the assets remaining, after paying the debts and liabilities of the corporation, before any payments shall be made to the holders of the shares of Common Stock, but shall not be entitled to participate any further in the distribution of the assets of the corporation.

B.	Common Stock. The express terms and provisions of the shares classified as Common Stock are as follows:

(1)	The holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

(2)	Except as otherwise required by law, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

(3)	Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payments in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

5. The name and mailing address of the incorporator is:

Gerald J. Morris

Eljer Industries, Inc.

17120 N. Dallas Parkway

Dallas, Texas 75248

6. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation, and the name and mailing address of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

Name	Address:

1. Scott G. Arbuckle	Eljer Industries, Inc. 17120 N. Dallas Parkway Dallas, Texas 75248

2. A. Carl Mudd	Eljer Industries, Inc. 17120 N. Dallas Parkway Dallas, Texas 75248

7. A director of the corporation is not liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this article does not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of

Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

8. The corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, each person who is or was a director or officer of the corporation and the heirs, executors and administrators of such a person.

9. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 24 day of June, 1992.

/s/ Gerald J. Morris
Gerald J. Morris